EXHIBIT 99.1

NEWS RELEASE

Contact:	Mark Haushill
Chief Financial Officer
(210) 321-8400

ARGONAUT GROUP DISCLOSES IMPACT OF HURRICANE ACTIVITY;

DISCUSSES OTHER THIRD QUARTER EVENTS

SAN ANTONIO (Sept. 27, 2005) –Argonaut Group, Inc. (NASDAQ: AGII) announced today it estimates the Company will incur approximately $10.0 million in pre-tax losses relating to Hurricane Katrina for the quarter ending Sept. 30, 2005. The Company also announced that as a result of progress made during the quarter to address certain legacy issues, the Company expects to record a pre-tax charge of approximately $8.0 million attributable to these legacy issues.

HURRICANE EVENTS

The Company estimates it will incur approximately $10.0 million in pre-tax losses for Hurricane Katrina, attributable primarily to policies issued by its Excess and Surplus Lines segment. This estimate is calculated net of expected reinsurance recoveries, but inclusive of reinsurance reinstatement premiums and the Company’s five percent co-participation in its property catastrophe reinsurance treaty. In reaching this estimate, the Company has relied on information currently available from preliminary claims notifications, portfolio modeling, and assessments of the exposures insured under individual policies. Gross losses from Katrina are expected to be within the limits available to the Company under its property catastrophe reinsurance treaty.

Although it is too early to quantify with any certainty the gross losses which the Company may incur with respect to Hurricane Rita, the Company maintains adequate property catastrophe reinsurance protection to respond to this event. The Company maintains $60.0 million of property catastrophe reinsurance protection inclusive of a $4.0 million per occurrence retention, with reinstatements that the Company believes are adequate to protect against future events.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

Release – Argonaut Group Discusses Impact of 2005 Third Quarter Events

Company President and CEO Mark E. Watson III said, “As the magnitude of Katrina and Rita became clear, we augmented the claims personnel that we routinely pre-position in advance of tropical storms with additional independent adjusters. Since then, we have been working diligently to process claims on covered losses quickly and efficiently throughout the area. Our reinsurance program, together with our focus on managing wind exposure within our portfolio generally, served us well and protected our capital even under these unprecedented circumstances. Argonaut Group remains well positioned, both in terms of financial strength and human resources, to deliver the critical services our customers need to recover and rebuild when confronted with natural disasters.”

CERTAIN OTHER EVENTS

Argonaut Group also provided information on several other business events that will impact 2005 third quarter financial results.

1.	Commutation of Adverse Development Cover. The Company said it expects the effect on pre-tax income to be approximately $7.0 million of income resulting from the commutation of its adverse development cover with Inter-Ocean N.A. Reinsurance Company, Ltd. As previously disclosed in periodic filings to the Securities and Exchange Commission (SEC), Argonaut Group in December 2002 executed a retroactive reinsurance agreement that provided protection from adverse development on existing loss reserves. The Company expects to commute this agreement prior to the end of the third quarter.

2.	Reinsurance Balances Recoverable. As noted previously in the Company’s SEC filings, the Company is pursuing commutation of certain reinsurance treaties, including treaties with subsidiaries of Trenwick Group, Ltd. Based on the range of likely outcomes with respect to commuting such balances, the Company has determined that its allowance for doubtful accounts related to these treaties should be increased by approximately $10.0 million. In the event treaties are commuted, the Company will receive cash proceeds equal to the present value of the claims projected to be payable over time. These proceeds will be invested in the Company’s investment portfolio and earn interest over the duration of the claims payout period.

3.	Asbestos and Environmental Reserves. In conjunction with its annual asbestos and environmental (A&E) review process, the Company’s preliminary review indicated its gross and net reserves for losses remain adequate. However, the Company has determined that it should increase by approximately $4.0 million its unallocated loss adjustment expense reserve for A&E reserves. This reserve takes into account costs associated with settling future A&E claims and is primarily the expense of maintaining the Company’s specialized A&E claims unit.

4.	Risk Management. On Aug. 29, 2005, the Company announced it sold a substantial portion of its Risk Management business. As a result of the sale, the Company anticipates incurring a restructuring charge in the third quarter of 2005 of less than $1.0 million.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

Release – Argonaut Group Discusses Impact of 2005 Third Quarter Events

5.	MTA Receivable. On Aug. 25, 2005, the Company announced that Argonaut Insurance Co. reached a settlement in its long-standing dispute with the Los Angeles County Metropolitan Transportation Authority (MTA). Under the terms of the settlement, Argonaut Insurance Company received a cash payment from the MTA in the amount of $45.0 million on Sept. 15, 2005. The MTA also agreed to make future payments to Argonaut Insurance Company out of funds recovered by the MTA from its excess liability insurers for the period covered by the settlement.

Commenting on these disclosures, Watson added that the Company continues to address legacy issues. “At this point, we think we have resolved most of the issues that have been of some concern to our shareholders. We believe our balance sheet is strong, leaving us poised to capitalize on opportunities as they present themselves. We are well positioned to continue building on the momentum we have generated in recent quarters,” said Watson.

ABOUT ARGONAUT GROUP, INC.

Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ:AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market with assets of approximately $3.2 billion at June 30, 2005. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers’ business and risk management strategies. Collectively, Colony Group, Argonaut Specialty, Rockwood Casualty Group, Argonaut Insurance Company, Great Central Insurance, Grocers Insurance, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Select Markets, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, man-made and natural disasters, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company’s public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400